EXHIBIT 99

             ONCOLOGIX TECH PROVIDES GUIDANCE ON ONCOSPHERE PROJECT
                             MILESTONES AND TIMELINE


SUWANEE, Georgia.--(Marketwire) November 26, 2007 - Oncologix Tech Inc. (OTC BB:
OCLG.OB) announced today that it completed animal studies, with rabbits, fulfilling four of the six objectives needed for the FDA IDE submission and will need to test the Oncosphere with another animal model to demonstrate the final two objectives. Additionally, Oncologix Tech announced that it intends to apply for ISO certification and CE Mark to allow for commercialization of the Oncosphere in the European Union in 2008.

The purpose of the animal studies is to (i) evaluate the functionality of the system, (ii) evaluate the ability to deliver of the microspheres with fluoroscopy (x-ray), (iii) evaluate the distribution of microspheres in the liver and other organs, (microsphere deposition patterns, cluster analyses, and location of implantation in liver tissue), (iv) evaluate the ability to image the microspheres post-delivery, (v) evaluate the bioavailability of free and/or bound Y-90 and In-111 (radiation) in the first 30 days in body fluids, and (vi) evaluate the effects of the microspheres and radiation on the liver, adjacent tissues, and possible target organs in the first 90 days.

The first four of the six objectives were met during the animal studies. Most importantly, the studies demonstrated the ability to image the microspheres post-placement. Management believes that by fulfilling these objectives, Oncologix has confirmed the ability of the Oncosphere, to be delivered, imaged in the liver, and subsequently analyzed for post-planning purposes. The remaining two objectives were not satisfied with the rabbit studies because the structure of the rabbit anatomy does not provide an adequate representation of human anatomy to evaluate the Oncosphere for the two remaining objectives. The blood vessels of the rabbit are too short and too close to the blood vessels of the intestine and stomach to prevent the microspheres from being injected into other vessels making it impossible to evaluate these final objectives. The Company intends to continue the studies with another animal whose anatomy more closely resembles human anatomy than the anatomy of the rabbit.

The completion of this additional study will require funding in a greater amount than now budgeted (up to $1,200,000, which includes the costs to allow European commercialization) and an additional four to six months to design, qualify, and complete. Successful completion of the additional studies would support an application for FDA approval of the first treatment of patients on an experimental basis early in the second half of 2008.

Andrew Green, President and CEO of Oncologix stated, "We have been excited by the results of the imaging studies and the response to these results by physicians and physicists at the American Society for Therapeutic Radiology and Oncology conference in Los Angeles last month. We are confident that we will be able to complete the remaining objectives in a timely manner and move forward with the IDE submission to the FDA in the first half of 2008."

Additionally, Oncologix Tech announced that it is in the process of selecting a notified body (approving authority) in the European Union to allow the application for ISO certification (Quality System approval) and CE Mark

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application (approval for commercial sale in Europe) that will allow commercial distribution of the Oncosphere in Europe. Oncologix anticipate that the approval to distribute could be obtained before the end of 2008, demonstrating the commercial and clinical viability of the Oncosphere product.

Mr. Green went on the state, "Entry into the European market would be a powerful step for Oncologix. The European market has always been an early adopter of new technologies and will give Oncologix the ability to develop and test the logistical aspects of our operations, while providing a beneficial treatment to patients in the region."

About Oncologix Tech Inc. and its subsidiary, Oncologix Corporation.:
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Oncologix Tech Inc., (formerly BestNet Communications Corp.) was formerly a provider of long distance telephone communication services but disposed of that business in January 2007.

The Company is developing a brachytherapy (radiation therapy) device, the Oncosphere System, for the advanced medical treatment of soft tissue cancers. It is based on a radioactive microparticles designed to deliver therapeutic radiation directly to a tumor site by introducing the microparticles into the artery that feeds the tumor tissue.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.

Contacts:
Andrew Green
Chief Executive Officer
Tel: (770) 831-8818

Michael Kramarz
Chief Financial Officer
Tel: (616) 977-9933

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